                                  SCHEDULE 14A
                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                 EXCHANGE ACT OF 1934 (AMENDMENT NO.          )

     Filed by the registrant /X/
     Filed by a party other than the registrant / /
     Check the appropriate box:
     / / Preliminary proxy statement
     /X/ Definitive proxy statement
     / / Definitive additional materials
     / / Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                        Maxim Integrated Products, Inc.
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

                        Maxim Integrated Products, Inc.
- --------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)
Payment of filing fee (Check the appropriate box):
     /X/ $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).
     / / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
     / / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
     0-11.

     (1) Title of each class of securities to which transaction applies:

- --------------------------------------------------------------------------------
     (2) Aggregate number of securities to which transactions applies:

- --------------------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:1

- --------------------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:

- --------------------------------------------------------------------------------
     / / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registrations statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

- --------------------------------------------------------------------------------

     (2) Form, schedule or registration statement no.:

- --------------------------------------------------------------------------------
     (3) Filing party:

- --------------------------------------------------------------------------------
     (4) Date filed:

- --------------------------------------------------------------------------------

[MAXIM LOGO]

September 26, 1996

Dear Stockholder:

         You are invited to attend the Annual Meeting of Stockholders of Maxim to be held at 11:00 a.m. on Thursday, November 14, 1996 at the Company's offices at 120 San Gabriel Drive, Sunnyvale, California. At this meeting you are being asked to vote on several matters recommended by the Board of Directors. In addition, I want to emphasize the importance of Proposal 3 -- our stock option proposal -- to our past and future success.

         The market for individuals with unique skills in the analog industry continues to be very competitive. The long term growth potential of this industry continues to make it difficult to attract, retain and motivate the caliber of individual Maxim requires to continue to build our Company. Our success in attracting and retaining the best people in the industry is largely dependent upon our ability to offer them the opportunity, through their hard work and dedication, to participate in increases in stockholder values.

         During 1996, we invested the options you approved last year in strengthening the circuit design, process development, manufacturing and sales areas of the Company. In 1995, you approved an increase of 3,400,000 shares under the plan. Those shares went primarily to the recruitment of over 300 new employees and the retention of 600 existing employees. Officers only received new options to purchase 80,000 shares in 1996 which will not vest until 2000.

         In the circuit design, process development, and engineering areas we added talented, skilled, one of a kind engineers to our existing organization. This organization introduced 57 products in Q4 and is committed to introducing 50% more products in 1997 than were introduced in 1996. Our engineering community, which now exceeds 40% of our salaried headcount, understands there is a direct correlation between the rate of new product introduction, the increase in our stockholders' value, and their individual equity position.

         In the manufacturing area, we expanded our organization to respond to our backlog and business level and we are now capable of supporting revenue run rates in excess of $500 million per year. That organization's ownership of Maxim through the stock option plan has been a major factor in obtaining material productivity and capacity improvements that have positively impacted our current and future profitability and has allowed us to achieve record revenue growth in fiscal 1996.

         In the sales and marketing area, we have attracted the talent necessary to allow us to transition from a less effective independent factory representative organizations to a very motivated and effective direct organization worldwide.

         Our record financial results for 1996: Increase in net revenues of 68% to $422 million, increase in operating income of 225% to $185.9 million, and an increase in earnings per share of 217% to $1.74 per share, occurred through the dedication and hard work of each and every employee at Maxim.

         In fact, over 96% of the Company's salaried employees participate in our stock option programs. At June 30, 1996, over 14.6 million shares of previously granted options were not vested and will vest over the next six years. New options granted to existing employees generally vest in the fourth and fifth year after the grant. Options to new employees generally vest over a four to five year period. For example, 89% of the options granted in Fiscal 96 vest in years beyond 1996 with over 55% of the total shares granted vesting in fiscal 1999 and beyond. We understand the strategic importance of this program and we ensure that the interest of the employees are directly linked with those of our stockholders.

         This partnership between Maxim's employees and its stockholders has yielded extraordinary results. Since our IPO, our shareholders have received a compounded annual return of 44% per year. If you had invested $10,000 in Maxim at our IPO in 1988, your investment would be worth $200,000 today.

         In 1996, we continued to receive significant cash benefits from our option program. We received $19.7 million from the exercise of options and an additional $32.7 million of cash from the allowed tax deduction generated by the program.

         To limit the dilution of this program, we continued our practice of repurchasing shares of the Company's stock. In 1996, we repurchased $27 million and so far in 1997, our purchases have exceeded $16 million. In addition, the proposed new grants will be dilutive to Maxim's earnings only when there is an increase in Maxim's stock price. For example, if our stock price rises $10 or 33%, the proposed 3,500,000 shares, when fully granted by the Company, will increase our common and common equivalent shares by 568,750 shares or 0.8% of our outstanding shares. Management believes this dilution is insignificant when you consider a 33% increase in shareholder value.

         Lastly, we understand the importance of ensuring that our plans closely align with the interest of our shareholders. Our plan has specific restrictions on the Company's ability to reprice options and grant options with exercise prices below the fair market value of the Company's stock.

         Our Board of Directors urge you to vote yes on continuing our option program. I hope it is clear, this option program has been and will continue to be critical to our Company's growth and the future appreciation of your investment. Your approval of our option program is very necessary and appreciated. Please sign, date and promptly mail the enclosed proxy in the prepaid envelope provided.

Thank you



John F. Gifford
Chairman of the Board, President
and Chief Executive Officer

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           Thursday, November 14, 1996
                                   11:00 A.M.

TO THE STOCKHOLDERS:

         Notice is hereby given that the Annual Meeting of Stockholders of Maxim Integrated Products, Inc., a Delaware corporation (the "Company"), will be held at the Company's offices, 120 San Gabriel Drive, Sunnyvale, California 94086 on Thursday, November 14, 1996 at 11:00 a.m., to consider and act upon the following matters:

         (1)   To elect four (4) directors.

         (2) To approve the Company's 1996 Stock Incentive Plan and amend the 1987 Employee Stock Participation Plan.

         (3) To approve the Company's 1988 Nonemployee Director Stock Option Plan, as amended.

         (4) To ratify the selection of Ernst & Young LLP as the Company's independent auditors for fiscal 1997.

         (5) To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

         Only stockholders of record at the close of business on September 16, 1996 are entitled to notice of and to vote at this meeting and any adjournment or postponement thereof.

                                          By Order of the Board of Directors


                                          John F. Gifford
                                          President, Chief Executive Officer
                                          and Chairman of the Board

Sunnyvale, California
September 26, 1996

WHETHER OR NOT YOU EXPECT TO ATTEND THIS MEETING, PLEASE MARK, DATE, AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE. NO POSTAGE NEED BE AFFIXED TO THE ENVELOPE IF MAILED IN THE UNITED STATES.

                         MAXIM INTEGRATED PRODUCTS, INC.
                              120 San Gabriel Drive
                           Sunnyvale, California 94086

               PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS
                                NOVEMBER 14, 1996

         This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Maxim Integrated Products, Inc., a Delaware corporation ("Maxim" or the "Company"), for use at its Annual Meeting of Stockholders to be held at 11:00 a.m., local time, on November 14, 1996 and at any adjournment or postponement of that meeting. The approximate mailing date for this proxy statement and the enclosed proxy is September 26, 1996. The proxy holders will vote all proxies in accordance with the instructions contained in the proxy, and if no choice is specified the proxy holders will vote in favor of the proposals set forth in the Notice of Meeting. Proxies will confer upon the proxy holders discretionary authority to vote upon matters which the Board of Directors does not know as of the date hereof are to be presented at the meeting and upon matters incident to the conduct of the meeting.

         The Board of Directors has fixed the close of business on September 16, 1996 as the record date for the determination of stockholders entitled to vote at the Annual Meeting. At that time, there were outstanding 61,018,034 shares of Common Stock.

         Any person signing a proxy in the form accompanying this proxy statement has the power to revoke it prior to or at the meeting. A proxy may be revoked by a writing delivered to the Secretary of the Company stating that the proxy is revoked, by a subsequent proxy signed by the person who signed the earlier proxy, or by attendance at the meeting and voting in person.

         Holders of Common Stock are entitled to one vote for each share held. In the election of directors, however, each stockholder has cumulative voting rights and is entitled to as many votes as equal the number of shares held by such stockholder multiplied by the number of directors to be elected (four). If cumulative voting is requested at the meeting, stockholders' votes may be cast for a single candidate or distributed among any or all of the candidates. In the event of cumulative voting, proxy holders may distribute votes among the nominees in such manner as they deem advisable. Discretionary authority to cumulate votes is solicited by the Board of Directors.

         All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Abstentions will be counted towards the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted in determining whether a matter has been approved.

         The Company will bear the cost of soliciting proxies. In addition, the Company may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by directors, officers or other regular employees of the Company or, at the Company's request, a private proxy solicitation firm. No additional compensation will be paid to directors, officers or other regular employees for such services, but any private proxy solicitation firm will be paid their customary fee by the Company, estimated to be $5,000.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth certain information regarding the ownership of the Company's Common Stock as of June 30, 1996 by: (i) each director and nominee for director; (ii) each of the executive officers named in the Summary Compensation Table; (iii) all executive officers and directors of the Company as a group; and (iv) all those known by the Company to be beneficial owners of more than five percent of its Common Stock.

                                                   Beneficial Ownership (1)
                                           -------------------------------------
Beneficial Owner                               Shares                 % of Total
- ----------------                           -------------              ----------
T. Rowe Price Associates, Inc.             6,543,900 (2)                10.7%
Putnam Investments, Inc.                   5,107,296 (3)                 8.3%
FMR Corp.                                  4,141,480 (4)                 6.7%
John F. Gifford                            1,022,454 (5)                 1.7%
Stephen R. Combs                             499,030 (6)                  *
Ziya G. Boyacigiller                         276,666 (7)                  *
James R. Bergman                              94,000 (8)                  *
Robert F. Graham                              85,000 (9)                  *
A.R. Frank Wazzan                             61,200 (10)                 *
Kenneth J. Huening                            32,626 (11)                 *
Michael J. Byrd                               30,000 (11)                 *
Frederick G. Beck                             12,000 (11)                 *
All executive officers and directors
     as a group (16 persons)               3,201,153 (12)                5.0%

- ------------------------
*     Less than one percent

(1) This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13G filed with the SEC. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 61,445,519 shares outstanding on June 30, 1996, adjusted as required by rules promulgated by the SEC.

(2) These securities are owned by various individual and institutional investors which T. Rowe Price Associates, Inc. serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, T. Rowe Price Associates, Inc. is deemed to be a beneficial owner of such securities; however T. Rowe Price Associates, Inc. expressly disclaims that it is, in fact, the beneficial owner of such securities. T. Rowe Price Associates, Inc. holds dispositive power over all the shares shown, and sole voting power over 379,200 shares. The address of T. Rowe Price Associates, Inc. is 100 East Pratt Street, Baltimore, MD 21202. The table is based upon information supplied in a
      Schedule 13G dated May 10, 1996.

 (3) Certain Putnam Investments, Inc. managers (together with their parent corporations, Putnam Investments, Inc. and Marsh & McLennan Companies, Inc.) are considered beneficial owners of these shares which were acquired for certain of their advisory clients. Putnam Investments, Inc. holds shared dispositive power over all shares shown and shared voting power over 200,344 shares. The address of Putnam Investments, Inc. is One Post Office Square, Boston, MA 02109. The address of Marsh & McLennan Companies, Inc. is 1166 Avenue of the Americas, New York, NY 10036. The table is based upon information supplied in a Schedule 13G dated January 15, 1996.

(4) FMR Corp. holds dispositive power over all shares shown, and sole voting power over 313,100 shares. The address of FMR Corp. is 82 Devonshire Street, Boston, Massachusetts 02109. The table is based upon information supplied in a Schedule 13G dated May 9, 1996.

(5) Includes 503,342 shares subject to option exercisable within 60 days of June 30, 1996. Does not include shares held in trust for the benefit of Mr. Gifford's children.

(6) Includes 386,954 shares subject to options exercisable within 60 days of June 30, 1996.

(7) Includes 176,666 shares subject to options exercisable within 60 days of June 30, 1996.

(8) Includes 35,000 shares subject to options exercisable within 60 days of June 30, 1996.

(9) Includes 55,000 shares subject to options exercisable within 60 days of June 30, 1996.

(10) Includes 5,000 shares subject to options exercisable within 60 days of June 30, 1996.

(11) Represents shares subject to options exercisable within 60 days of June 30, 1996.

(12) Includes 2,102,535 shares subject to options exercisable within 60 days of June 30, 1996. Does not include shares held in trust for the benefit of Mr. Gifford's children.

         There is no family relationship between any of the directors, or between any of such directors and any of the Company's executive officers.

                       PROPOSAL 1 - ELECTION OF DIRECTORS

         Action is to be taken at the Annual Meeting with respect to the election of directors to fill the four board positions presently authorized. Each director to be elected will hold office until his successor is elected and qualified, or until his earlier death, resignation or removal. Stock represented by the accompanying proxy will be voted for the election of the four nominees recommended by the Board of Directors, who are named in the following table, subject to discretionary power to cumulate votes, unless the proxy is marked in such a manner as to withhold authority so to vote. All of the nominees were elected directors by a vote of the stockholders at the last Annual Meeting of Stockholders which was held on November 16, 1995. The candidates receiving the highest number of votes, up to the number of directors to be elected, will be elected. If any nominee for any reason is unable to serve or for good cause will not serve, the proxy may be voted for such substitute nominee as the persons appointed in the proxy may in their discretion determine. Stock represented by the accompanying proxy cannot be voted for a greater number of persons than the number of nominees (four).

         The following is information regarding the nominees, including information furnished by them as to their principal occupations for the preceding five-year period, certain directorships, and their ages as of September 16, 1996.

                Name                 Age             Director Since
         -----------------           ---             --------------
         James R. Bergman            54                   1988
         John F. Gifford             55                   1983
         Robert F. Graham            67                   1990
         A.R. Frank Wazzan           60                   1990

         Mr. Bergman has been a general partner of DSV Associates since 1974 and a founder of DSV Partners, DSV Partners III and DSV Partners IV. These firms provide venture capital and management assistance to emerging companies, primarily in high technology. He is also a director of Quad Systems Corporation.

         Mr. Gifford, a founder of the Company, has served as Maxim's President and Chief Executive Officer since its incorporation in April 1983.

         Mr. Graham was Chairman of the Board of Novellus Systems, Inc. a manufacturer of vapor deposition equipment for use in semiconductor fabrication until his retirement in May of 1996. He was employed at Novellus since 1986.

         Dr. Wazzan is Dean of the School of Engineering and Applied Science, University of California, Los Angeles, a position he has held since 1987.

                    FURTHER INFORMATION CONCERNING THE BOARD

         During the fiscal year ended June 30, 1996, the Board of Directors held four meetings. The Company has a standing Audit Committee, which met once during the fiscal year and a standing Compensation Committee, which met three times during the fiscal year. During the fiscal year ended June 30, 1996, all members of the Board of Directors attended all meetings of the Board and of the committees on which each served.

         The Audit Committee is comprised of Messrs. Bergman and Graham and Dr. Wazzan. Among the committee's functions are recommending engagement of the Company's independent auditors and meeting with such auditors to consider the scope and results of the annual audit, and to receive and consider the auditors' comments on internal controls, accounting staff and similar matters.

         The Compensation Committee is comprised of Messrs. Bergman and Graham and Dr. Wazzan. The Compensation Committee determines salaries and incentive compensation for the president and other executive officers, awards stock options to employees and consultants under the Company's stock option plans and otherwise determines compensation levels and performs such other functions regarding compensation as the Board may delegate.

         Nonemployee directors of the Company receive a $4,000 annual retainer and fees of $1,000 per meeting attended.

         Nonemployee directors participate in the 1988 Nonemployee Director Stock Option Plan (the "Director Plan"). The Director Plan authorizes the grant of options to purchase up to 625,000 shares of the Company's Common Stock. See "Proposal 3 - 1988 Nonemployee Director Stock Option Plan" below.

                             EXECUTIVE COMPENSATION

COMPENSATION OF EXECUTIVE OFFICERS

         The compensation for the Company's Chief Executive Officer at June 30, 1996 and the five most highly compensated executive officers other than the CEO who were serving as executive officers at June 30, 1996 for all services rendered in all capacities to the Company and its subsidiaries during the fiscal years ended June 30, 1996, 1995 and 1994 is set forth below.

                           SUMMARY COMPENSATION TABLE

                                                                              LONG TERM
                                                                             COMPENSATION
                                                                                AWARDS
                                                                             ------------
                                                    ANNUAL COMPENSATION       SECURITIES
                NAME AND                          -----------------------     UNDERLYING
           PRINCIPAL POSITION             YEAR    SALARY ($)    BONUS ($)    OPTIONS  (#)
           ------------------             ----    ----------    ---------    ------------

         John F. Gifford                  1996      264,023             *              0
           President, Chief               1995      264,023       600,000              0
           Executive Officer and          1994      264,023       450,000        540,000
           Chairman of the Board

         Stephen R. Combs                 1996      185,110             *              0
           Vice President                 1995      183,330       113,338              0
                                          1994      185,110        84,000        120,000

         Frederick G. Beck                1996      170,000             *         40,000
           Vice President                 1995      170,000       147,763              0
                                          1994       78,846        33,430        192,000

         Michael J. Byrd                  1996      170,000             *              0
           Vice President and             1995      170,000       139,362              0
           Chief Financial Officer        1994       62,115        58,000        352,000

         Ziya G. Boyacigiller             1996      152,000             *              0
           Vice President                 1995      141,950        30,500         40,000
                                          1994      132,254        33,500         88,000

         Kenneth J. Huening               1996      136,000             *              0
           Vice President                 1995      122,500       160,994              0
                                          1994      105,881        77,200        120,000

- ------------------------
* The Company has accrued $3,400,000 for executive officer performance bonuses relating to fiscal 1996. The Compensation Committee has not approved the specific bonus amounts for the executive officers. However, it has set a range of up to $1,000,000 for the Company's chief executive officer and up to $260,000 for a vice president. The annual salary reviews for the Company's officers have not occurred and adjustments have not been determined.

OPTIONS GRANTED TO EXECUTIVE OFFICERS

         The Board of Directors currently has authority to grant stock options to employees under the Incentive Stock Option Plan, as amended (the "ISO Plan"), the 1987 Supplemental Stock Option Plan, as amended (the "Supplemental Plan") and the 1996 Stock Incentive Plan. The following two tables set forth certain information regarding stock options granted to, exercised by and owned by the executive officers named in the foregoing Summary Compensation Table during fiscal 1996.

                        OPTION GRANTS IN FISCAL YEAR 1996




                                         INDIVIDUAL GRANTS                      POTENTIAL REALIZABLE
                      ------------------------------------------------------          VALUE AT
                       NUMBER OF    PERCENT OF                                  ASSUMED ANNUAL RATES
                      SECURITIES   TOTAL OPTIONS                                   OF STOCK PRICE
                      UNDERLYING    GRANTED TO      EXERCISE OR                   APPRECIATION FOR
                        OPTIONS    EMPLOYEES IN     BASE PRICE    EXPIRATION       OPTION TERM (1)
       NAME             (#) (2)     FISCAL YEAR       ($/SH)       DATE (3)    5% ($)         10% ($)
       ----           ----------   -------------    -----------   ----------   -------       ---------
Frederick G. Beck       40,000         1.2%           33.375       10/09/05    839,574       2,127,646

(1) The dollar amounts under these columns are the result of calculations at the 5% and 10% annual rates of stock appreciation prescribed by the Securities and Exchange Commission and are not intended to forecast possible future appreciation, if any, of the Company's stock price. No gain to the optionees is possible without an increase in the price of the Company's stock, which will benefit all stockholders commensurately.

(2) The options were granted on October 9, 1995 and will become exercisable on a quarterly basis during the year ending July 1, 2000.

(3) The options were granted for a term of ten years, but are subject to earlier termination under certain circumstances relating to termination of employment or a change of control of the Company. Options may be repriced under certain limited circumstances. See "Amendments and Discontinuance" in the discussion of Proposal 2.

                 AGGREGATED OPTION EXERCISES IN FISCAL YEAR 1996
                         AND JUNE 30, 1996 OPTION VALUES

                                                           NUMBER OF
                                                          SECURITIES                     VALUE OF
                                                          UNDERLYING                    UNEXERCISED
                                                          UNEXERCISED                  IN-THE-MONEY
                        SHARES                            OPTIONS AT                    OPTIONS AT
                       ACQUIRED                        JUNE 30, 1996 (#)           JUNE 30, 1996 ($) (1)
                          ON          VALUE      ----------------------------   ---------------------------
       NAME          EXERCISE (#)  REALIZED ($)  EXERCISABLE    UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
       ----          ------------  ------------  -----------    -------------   -----------   -------------
John F. Gifford        235,000      6,564,106       453,342       850,000       10,246,158      15,164,062
Stephen R. Combs        61,428      2,234,805       366,954       196,000        9,147,694       3,517,125
Frederick G. Beck      128,000      3,422,250             0       196,000                0       2,408,250
Michael J. Byrd         82,000      2,132,349        17,000       253,000          262,437       3,829,187
Ziya G. Boyacigiller    90,000      3,625,186       176,666       184,000        4,364,934       2,784,000
Kenneth J. Huening      55,000      1,786,117        25,626       183,000          605,414       3,286,875

(1) Based on a price per share of $27.3125, which was the price of a share of Common Stock on the NASDAQ at the close of business on June 30, 1996.

EMPLOYMENT AGREEMENTS

        The Company has entered into employment agreements with each of Messrs. Combs, Beck, Byrd, Boyacigiller, and Huening. The agreement does not grant the executive officer any right to be retained by the Company, and the Company may terminate employment of the executive officer either with or without cause. In the event of termination of employment by the Company with or without cause, all compensation and benefits, except benefits provided by law (e.g., COBRA health insurance continuation benefits) immediately cease to accrue. However, in the event of termination of employment by the Company without cause, severance payments are to be made in accordance with the Company's normal policy or as mutually agreed between the Company and the executive officer.

         If the executive officer terminates his full-time employment with the Company and his written notice of termination provides that he is willing to act as a consultant to the Company, the Company will make health insurance coverage available to the executive officer and his family. The terms of the consultancy, unless otherwise agreed, will provide for part-time consulting (up to one day per month) and annual compensation equal to at least 5% of the executive officer's base salary at the time of termination. Health insurance coverage means coverage under any group health plan the Company maintains for its employees.

         During the ten-year period following the notice of termination, the executive officer pays the same amount for health coverage as a similarly situated full-time employee is required to pay for coverage under the Company's group health plan. After the ten-year period, the executive officer pays the Company's cost of the coverage. In the event of the executive officer's death while receiving health insurance coverage, the executive officer's spouse is eligible for health insurance coverage until her death so long as she pays for the coverage in an amount equal to the cost for an employee with identical coverage. In the event the executive officer becomes disabled while receiving health insurance coverage, he is deemed to be a consultant to the Company during the disability.

         Mr. Gifford entered into an employment agreement with the Company in 1987, which was amended and restated in February 1994. The agreement provides that Mr. Gifford shall propose annually the amount of his bonus to the Board of Directors, which shall reflect the Company's achievements and profitability for the preceding year, and shall be reflective of the accomplishments of the management group as a whole. The Board of Directors, in its discretion, shall approve or modify such proposed bonus; provided that any bonus awarded shall not be less than the bonus paid to any officer. The employment agreement provides vesting for 100% of the unvested portion of his stock options either upon Mr. Gifford's death or upon his disability, which results in his termination of employment, while employed by the Company. The employment agreement also provides that in the event Mr. Gifford becomes disabled while employed by the Company, as long as Mr. Gifford remains disabled, the Company will provide for continuation of his base salary (offset by any earnings) for life through insurance or direct payment, or both. In addition, if Mr. Gifford's employment with the Company is terminated due to disability, the Company will provide to Mr. Gifford the post-employment health insurance coverage on the same terms as the other officers described above. In addition, in the event Mr. Gifford's employment is terminated without cause as defined in the agreement, the Company will retain Mr. Gifford as a consultant and Mr. Gifford agrees to remain available to the Company as a consultant for a period of either (i) one (1) year in the event that his employment is terminated with justification as defined in the agreement or (ii) two (2) years if his employment is terminated without justification as defined in the agreement. During the period that Mr. Gifford serves as a consultant to the Company, he shall not be required to devote more than two (2) days a week to such consulting activities. During the period of Mr. Gifford's retention as a consultant, he shall be entitled to full pay, which is defined as his average annual total compensation (salary plus bonus) received during the previous two years, normal employee benefits, and his stock options and shares of restricted stock shall continue to vest. In addition, if Mr. Gifford's employment is terminated without cause or justification, the vesting of his stock options and shares of restricted stock shall be immediately accelerated so that the options and stock that would otherwise have vested over the two (2) year period commencing two (2) years after the date of termination shall become immediately exercisable. Thus, if his termination is without cause or justification, Mr. Gifford will vest a total of four (4) years of options and restricted stock, two (2) years tied to continuing consulting retention and two (2) years by acceleration of vesting that would otherwise have occurred if he had remained employed for the third and fourth years after the date of his termination. The employment agreement also provides that upon a "change of control" of the Company, as such term is defined in his employment agreement, 50% of his unvested stock and options shall become fully vested on the date of the sale or merger. The remainder of the stock and options shall become fully vested within one year of the sale or merger provided that Mr. Gifford is willing (whether or not he is actually requested to do so) to remain as CEO for the remaining vesting period of his options up to a maximum of one year. The employment agreement provides Mr. Gifford fringe benefits substantially equal to other officers. If Mr. Gifford terminates his full-time employment with the Company and his written notice of termination provides that he is willing to act as a consultant to the Company, the Company will provide to Mr. Gifford the post employment health insurance coverage on the substantially same terms as the other officers described above.


           COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION(1)

         The Compensation Committee of the Board of Directors reviews and approves cash and equity compensation for the Company's chief executive officer and other executive officers. Cash compensation is comprised of a salary and bonus, and equity compensation has been comprised of stock options.

         The level of compensation is related to both corporate and individual performance. Corporate performance is judged based upon results in the current year, but more importantly on the Company's performance over the longer term. Individual performance is measured based upon particular responsibilities of each function, performance to specified goals and general management skills.

         Salary. The Compensation Committee meets at least annually to review and approve each executive officer's salary for the ensuing fiscal year. The base salary component of compensation is intended to reward an executive officer for normal levels of performance, as opposed to the bonus component which is intended to compensate for performance exceeding expected levels. When reviewing base salaries, the Compensation Committee considers the following factors: individual performance, corporate performance (such as that described below under CEO Compensation), levels of responsibility and prior experience. The Compensation Committee also reviews published information regarding the compensation of executive officers at companies comparable to Maxim to determine that the Company's compensation is both competitive and reasonable, but does not attempt to set compensation within any particular range or level by comparison with the compensation reviewed.

         Bonus. Based upon the quality of corporate performance over time, the Compensation Committee annually approves a maximum bonus pool for the CEO and other executive officers of a percentage of profit before tax for the applicable fiscal year. The actual cash bonus for each individual executive officer, aside from the CEO (discussed below), is then determined by first setting a maximum bonus for each officer position based upon perfect performance of that position and the total bonus pool available, and then considering the individual performance of the executive officer involved. Although executive officer bonuses for fiscal 1996 have not yet been determined, the Compensation Committee has set a range of up to $260,000 for any executive officer (other than the CEO).


- -------------------------
(1) This Section is not "soliciting material," is not deemed filed with the SEC and is not to be incorporated by reference in any filing of the Company under the 1933 Act or the 1934 Act whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

         Stock Options. Given the Company's limited resources and commitment to the bottom line, the Company believes it cannot rely solely on cash compensation to compete for and to provide incentives to its employees. Stock options are, therefore, used by the Company to provide long-term incentives to executive officers. The Company has attempted for a number of years to provide for each executive officer, and for most other employees who participate in the Company's stock option program, a number of shares subject to option that will vest over a continuous period of usually four to five years into the future. To accomplish this the Company has added one to two years of unvested options every one to three years. The number of options per officer is determined by an assessment principally of the significance of the function performed by the officer and also of the officer's individual past, current and expected future contribution to the success of the Company.

         CEO Compensation. Under the terms of Mr. Gifford's Employment Agreement, his annual bonus "shall reflect the Company's achievements and profitability for the preceding year, and shall be reflective of the accomplishments of the management group as a whole." Although Mr. Gifford's bonus for fiscal 1996 has not yet been determined, the Compensation Committee has set a range of up to $1,000,000 for Mr. Gifford.

         Section 162(m). Section 162(m) of the Internal Revenue Code (the "Code") limits the Company to a deduction for federal income tax purposes of no more than $1 million of compensation paid to the chief executive officer and the four other most highly paid executive officers in a taxable year. Compensation above $1 million may be deducted if it is "performance-based compensation" within the meaning of the Code.

         The Board of Directors has determined that stock options granted under the Option Plans with an exercise price at least equal to the fair market value of the Company's Common Stock on the date of grant shall be treated as "performance-based compensation." As a result, the Company's stockholders previously approved an amendment to the Option Plans that would generally allow any compensation recognized by an executive officer named in the Summary Compensation Table as a result of the grant of such a stock option to be deductible by the Company.


                                                          COMPENSATION COMMITTEE
                                                                Robert F. Graham
                                                                James R. Bergman
                                                               A.R. Frank Wazzan

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

         To the best of the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended June 30, 1996, all
Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with, except that one report, covering one transaction, was filed late by Ziya G. Boyacigiller.

                              CERTAIN TRANSACTIONS

         In connection with his relocation to the Company's facility in Beaverton, Oregon, Robert F. Scheer, a Vice President of the Company, was granted a loan in the original principal amount of $1,282,000 to assist him in the purchase of a home in the Beaverton area. The loan bore interest at the rate of 3% per annum and was due and payable upon the sale of his previous residence. The loan was secured by a deed of trust on his Oregon home and by his stock options and stock option proceeds. As of June 30, 1996 the loan was paid in full. The largest aggregate amount of indebtedness outstanding during fiscal 1996 was $1,329,733.

         In connection with his employment as a Vice President of the Company, Anthony C. Gilbert was granted a loan in the original principal amount of $100,000, bearing interest at the rate of 6% per annum. The loan was secured by a pledge agreement and was due and payable within five years or sooner if the value of vested option exceeded $1 million. Recourse for the loan was limited to stock options or stock option proceeds. At June 30, 1996 the loan was paid in full. The largest aggregate amount of indebtedness outstanding during fiscal 1996 was $105,392.

                                PERFORMANCE GRAPH

         The following chart shows the value of an investment of $100 on June 30, 1991 in cash of (i) the Company's Common Stock, (ii) the NASDAQ Stock Market Composite Index and (iii) the NASDAQ Electronics Components Stock Index. All values assume reinvestment of the full amount of all dividends and are calculated as of June 30 of each year. 1

                                             Cumulative Total Return
                                  --------------------------------------------
                                  6/91    6/92    6/93    6/94    6/95    6/96

Maxim Integrated Prods Inc.        100     130     212     322     633     678

Nasdaq Stock Market - US           100     120     151     153     204     261

Nasdaq Elec Cmpnts                 100     122     210     231     476     504









- -------------------------
(1) This Section is not "soliciting material," is not deemed filed with the SEC and is not to be incorporated by reference in any filing of the Company under the 1933 Act or the 1934 Act whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

                                   PROPOSAL 2
                      APPROVAL OF 1996 STOCK INCENTIVE PLAN
                        AND AMEND THE 1987 EMPLOYEE STOCK
                               PARTICIPATION PLAN


         On August 16, 1996, the Board of Directors adopted a new 1996 Stock Incentive Plan (the "Plan") which will replace the Company's Incentive Stock Option Plan, 1987 Supplemental Stock Option Plan and Supplemental Nonemployee Stock Option Plan which will expire on August 12, 2002, June 1, 1997 and August 12, 2002, respectively.

         On August 16, 1996, the Board of Directors also adopted an amendment to extend the expiration date of the 1987 Employee Stock Participation Plan (the "ESP Plan") from August 25, 1997, to August 25, 2007. (The 1996 Incentive Stock Option Plan and the 1987 Employee Stock Participation Plan are together referred to as the "Employee Stock Plans. ")

         The Board of Directors is hereby submitting for stockholder ratification and approval the 1996 Stock Incentive Plan and the amendment to the ESP Plan herein described.

         The Company has determined that substantial equity participation for employees is critically important to creating an organization in which employees will remain for very long periods of time and the Employee Stock Plans are designed to contribute toward this goal.

         In order to be adopted, this proposal requires the affirmative vote of a majority of the shares represented in person or by proxy and voting at the Annual Meeting. The Board of Directors recommends a vote FOR this proposal.

         As of June 30, 1996, 22,690,113 stock options remain outstanding from all of the stock plans, of which 8,131,602 options are vested and exercisable while the remaining 14,558,511 options vest over the next six years as follows:

                 Year Ending June 30,       Number of Options to Vest
                 --------------------       -------------------------
                         1997                      3,939,890
                         1998                      3,829,264
                         1999                      3,357,522
                         2000                      2,571,136
                         2001                        755,762
                         2002                        104,937
                                                  ----------
                                                  14,558,511
                                                  ==========

         The principal uses for the increase to the stock option pool are to provide for option grants for recruiting employees by offering a means by which their creativity and dedicated efforts will allow them to participate in the increased stockholder value; and for grants to existing employees generally for periods vesting beyond 2000, by adding option grants at the end of an employee's current vesting period.

         The following table sets forth options granted from July 1, 1996 to September 16, 1996, as to (i) the Company's Chief Executive Officer and its five other most highly compensated executive officers, (ii) all current executive officers as a group and (iii) all non-executive officer employees as a group. The executive officer options listed below had a weighted average exercise price of $29.875.

                                                               Number of Shares
                   Name and Position                          Subject to Options
         -------------------------------------                ------------------
         John F. Gifford, President,
           Chief Executive Officer and
           Chairman of the Board                                     200,000

         Michael J. Byrd
           Vice President and
           Chief Financial Officer                                    10,000

         Ziya G. Boyacigiller
           Vice President                                             20,000

         Kenneth J. Huening
           Vice President                                             30,000

         Executive Officer Group (13 persons)                        384,000

         Non-Executive Officer Employee Group                        743,450


The material features of the Employee Stock Plans are as follows:

Purpose

         The common purpose of the Employee Stock Plans is to increase stockholder value, which is accomplished largely as a result of the Company's successful, on-going stock option programs in which 894 key salaried employees (96% of all salaried employees) currently participate. The Company believes that Maxim's long-term commitment to employee ownership of Maxim stock has significantly contributed to limiting turnover among salaried employees. The Company also strongly believes that the employee ownership of Maxim is largely responsible for Maxim's consistent and impressive growth.

         The Plan authorizes the granting of incentive stock options and non-qualified stock options (the "Options") with respect to an aggregate of 3,500,000 shares of the Company's Common Stock (subject to adjustments as provided below). Any shares or options returned to the Incentive Stock Option, 1987 Supplemental Stock Option Plan and Supplemental Nonemployee Stock Option Plan (collectively referred to as the "Option Plans") will increase the number of shares available for Options under the Plan. The 3,500,000 shares reserved under the Plan, equals approximately 4.9% of the Company's common and common equivalent shares for the quarter ending June 30, 1996. The closing price of the Company's Common Stock on the Nasdaq National Market was $33.9375 on September 16, 1996.

         The Common Stock covered by the Plan may be either authorized but unissued shares or treasury shares. If there is a lapse, expiration, termination or cancellation of any Option granted under the Plan without the issuance of shares or payment of cash thereunder, or if shares are issued under any Option under the Plan and thereafter are reacquired at their original purchase price by the Company pursuant to rights reserved upon the issuance thereof, or pursuant to the payment of the purchase price of shares under options by delivery of other Common Stock of the Company, the shares subject to or reserved for such Option, or so reacquired, may again be used for new Options under the plan. However, the Common Stock issued under the Plan that is not reacquired by the Company pursuant to rights reserved upon the issuance thereof or pursuant to payment of the purchase price of shares under options by delivery of other Common Stock of the Company may not exceed the total number of shares reserved for issuance under the Plan.

         The following summary of certain provisions of the Plan is qualified in its entirety by reference to the Plan, a copy of which has been filed electronically with the Securities and Exchange Commission as an appendix to this Proxy Statement.

Administration

         The Plan provides that grants of Options and other determinations under the Plan shall be made by (i) the Board of Directors or (ii) a Committee designated by the Board (the "Administrator") which, in case of grants of Options to employees who are officers or directors of the Company, is constituted in a manner to permit the grants and related transactions under the Plan to be exempt from Section 16(b) of the Exchange Act in accordance with Rule 16b-3 of the Securities Exchange Commission and which, in the case of grants to "covered employees," is intended to constitute "performance-based compensation" is made up solely of two or more "outside directors" as such terms are defined under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code").

Performance Based Compensation

         Section 162(m) of the Code limits to $1 million annually the deduction a public corporation may claim for compensation paid to any of its top five executive officers, except in limited circumstances. One such exception is for "performance based compensation," which is defined as compensation paid solely on account of the attainment of one or more performance goals, but only (1) if the goals are determined by a compensation committee of the Board of Directors comprised of two or more outside directors, (2) the performance goals are disclosed to stockholders and approved by a majority vote before the remuneration is paid, and (3) before the remuneration is paid, the compensation committee certifies that the performance goals and any other material terms were in fact satisfied.

         Internal Revenue Service regulations provide that compensation attributable to a stock option will be deemed to satisfy the requirement that performance goals be pre-established if the grant of the Option is made by the compensation committee; the plan under which the Option is granted states the maximum number of shares with respect to which options or rights may be granted during a specified period to any employee; and , under the terms of the Option, the amount of compensation the employee could receive is based solely on an increase in the value of the stock after the date of the grant.

         The Plan includes features intended to permit the Administrator to grant Options, subject to stockholder approval of the Plan, to employees that will qualify as performance-based compensation. Options granted prior to obtaining stockholder approval will not qualify as performance-based compensation. The Plan limits the number of shares with respect to which incentive stock options and non-qualified stock options may be granted in any one fiscal year of the Company to any one participant to 3,000,000 shares.

Eligibility

         Selected employees, directors, consultants, advisors, independent contractors, vendors, customers and others having a past, current or prospective business relationship with the Company and any parent or subsidiaries will be eligible to receive Options under the Plan. Options may be granted to eligible persons residing in foreign jurisdictions under additional terms and conditions to accommodate local laws and to provide such eligible persons favorable treatment under local laws, provided that no such terms are inconsistent with the Plan.

Duration

         The Plan will continue in effect until terminated by the Board of Directors, except that no Option may be granted more that ten years after the date of adoption of the Plan by the Board of Directors.

Adjustments

         The Plan provides for adjustment in the number of shares reserved and in the shares covered by each outstanding Option in the event of a stock dividend or stock split and may provide in the Administrator's discretion for vesting of Options and removal of restrictions on Options in the event of certain corporate transactions, including a change of ownership or control of the Company. Generally, a change in control will occur for purposes of the Plan in the event of the acquisition by any person of beneficial ownership of 50% or more of the Company's voting stock, other than an acquisition directly from the Company or as part of a business combination approved by the Board of Directors.

Options

         The Plan provides that the purchase price of any incentive stock option shall be at least 100% of the fair market value of the Common Stock at the time the option is granted. The Plan further provides that the purchase price of any non-qualified stock option shall be not less that 85% of fair market value at the time the option is granted, provided that the exercise price may be less than 100% of fair market value only if the Administrator determines in writing in good faith that (i) such grants are made infrequently, (ii) there is a good business reason for the grant that outweighs the normal presumption of per share exercise price of not less than one hundred percent of the fair market value per share on the date of grant, and (iii) the aggregate number of shares subject to such option does not exceed 5% of the 3,500,000 shares identified in the Plan. The Plan provides that the aggregate fair market value (determined as of the time the option is granted) of the Common Stock with respect to which incentive stock options may become exercisable for the first time by any individual during any calendar year may not exceed $100,000. The Administrator may provide for the payment of the purchase price in cash, by delivery of other Common Stock of the Company having a market value equal to the purchase price of such shares, or by any other method, such as delivery of promissory notes. A participant may pay the purchase price by delivery of an exercise notice accompanied by a copy of irrevocable instructions to a broker to deliver promptly to the Company sale or loan proceeds to pay the purchase price.

         The Administrator may permit or require a participant to pay all or a portion of the federal, state and local taxes, including FICA and Medicare withholding tax, arising in connection with the exercise of a non-qualified stock option by having the Company withhold shares or by delivering shares received in connection with the Option or previously acquired, having a fair market value approximating the amount to be withheld.

         The period of any Option will be ten years from the date it is granted, except that the period for Options granted to non-employee directors shall be five years. Options are exercisable for a period of 90 days after termination or retirement, 547 days after termination due to death, or 365 days after termination due to disability.

Amendments and Discontinuance

         The Plan is subject to amendment or termination by the Board of Directors without stockholder approval as deemed in the best interests of the Company. However, no such amendment shall, without the consent of the holder, reduce the amount of any Option or adversely change the terms and conditions thereof.

         The terms and conditions applicable to any Options granted and outstanding may at any time be amended, modified, or canceled by mutual agreement between the Administrator and the participant so long as any amendment or modification does not increase the number of shares of Common Stock issuable under the Plan. In addition, options granted under the Option Plans may only be repriced by the Board or the Compensation Committee under the following limited conditions: (i) the number of options subject to repricing in any 12 month period may not exceed 5% of the aggregate pool of shares reserved for issuance under the Employee Stock Plans, and (ii) repricing should occur only infrequently and must not be solely due to poor operating performance by the Company.

Terms of Options and Rights under the ESP Plan

         The Board has the power from time to time to grant or provide for the grant of rights to purchase stock of the Company under the ESP Plan to eligible employees (an "Offering") on a date or dates (the "Offering Date(s)") selected by the Board. Each Offering will be in such form and will contain such terms and conditions as the Board deems appropriate, except that each Offering must include the substance of the required provisions of the ESP Plan, which are described below. The provisions of separate Offerings need not be identical. Each Offering can be no longer than 27 months (the "Purchase Period"). Offerings are expected to be of approximately 12 months' duration.

         Eligibility. Under the ESP Plan, any person who is customarily employed at least 20 hours per week and five months per calendar year by the Company on the first day of each Purchase Period (as defined in "Terms of Rights Under the Plans, ESP" below) is eligible to participate, provided such employee has been in the continuous employ of the Company for a specified period preceding the first day of the purchase period as determined by the Board. The number of eligible employees was approximately 1,800 as of June 30, 1996. Employees of an affiliate of the Company designated by the Board of Directors are eligible to participate in the ESP Plan provided they meet the same employment requirements. Directors and officers of the Company or an affiliate who are highly compensated (as defined in the Code) are not eligible to be granted rights under the ESP Plan. Notwithstanding the foregoing, no employee shall be eligible for the grant of any rights under the ESP Plan if, immediately after such grant, that employee would own stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or of any affiliate (including any stock which such employee may purchase under all outstanding rights and options), nor can any employee be granted rights under the ESP Plan which would permit that employee to buy more than $11,765 worth of stock (determined at the fair market value of the shares at the time such rights are granted) under all employee stock purchase plans of the Company and its affiliates as defined in
Section 423 of the Code in any calendar year.

         Participation. An eligible employee becomes a participant in an Offering by delivering an agreement to the Company, within the time specified in each Offering, authorizing payroll deductions of up to 20% of his compensation (as defined in the ESP Plan) during the Purchase Period. All payroll deductions made for a participant are credited to his account under the ESP Plan and are deposited with the general funds of the Company. If specifically allowed pursuant to the terms of the Offering, a participant may make direct payments into his or her account to the extent such participant has not had the maximum amount withheld during the Purchase Period. The purchase price of the shares is accumulated by payroll deductions (or direct payments) over the Purchase Period. At any time during the Purchase Period a participant may terminate his payroll deductions, but a participant may increase, reduce or begin such payroll deductions after the beginning of any Purchase Period only as provided for in the Offering.

         Amendment. The Board may at any time amend or terminate any of the ESP Plan, except that such amendment or termination shall not impair or alter any rights granted under a plan prior thereto without the consent of the person to whom such rights were granted.

         The Board may suspend or terminate any or all of the ESP Plan at any time. In August of 1996, the Board of Directors also adopted an amendment to extend the expiration date of the ESP Plan from August 25, 1997, to August 25, 2007. This amendment is now being submitted for stockholder approval.

         Number of Shares in an Offering. In connection with each Offering, the Board will specify a maximum number of shares any employee may be granted the right to purchase and the maximum aggregate number of shares which may be purchased pursuant to such Offering by all participants. If the aggregate number of shares purchased upon exercise of rights granted in the Offering would exceed the maximum aggregate number, the Board will make a pro rata allocation of the shares available in as nearly a uniform manner as practicable and as it shall deem to be equitable. Unless the employee's right to purchase shares will be exercised automatically on a date or dates specified in each Offering (an "Exercise Date") at the applicable price. It is expected that Exercise Dates will occur on the last day of each calendar quarter of each calendar year within a Purchase Period.

         Purchase of Stock. On each Exercise Date, the balance in each participant's account will be applied to the purchase of whole shares of stock of the Company. No fractional shares shall be issued upon the exercise of rights granted under the ESP Plan. The amount remaining in each participant's account after the purchase of shares which is less than the amount required to purchase one share of stock on the final Exercise Date of an Offering shall be held in each such participant's account for the purchase of shares under the next Offering under the ESP Plan, unless such participant withdraws from such next Offering or is no longer eligible to be granted rights under the ESP Plan, in which case such amount is distributed to such participant after the Exercise Date, without interest. The amount, if any, of accumulated payroll deductions remaining in any participant's account after the purchase of shares which is equal to the amount required to purchase whole shares of stock on the final Exercise Date of an Offering is distributed in full to the participant after such Exercise Date, without interest.

         Purchase Price. The purchase price per share of stock acquired pursuant to the ESP Plan will not be less than the lessor of: (i) an amount equal to 85% of the fair market value of a share of Common Stock on the Offering Date; or
(ii) an amount equal to 85% of the fair market value of a share of Common Stock on the Exercise Date.

         Withdrawal. While each participant in the ESP Plan is required to sign an agreement authorizing payroll deductions, the participant may withdraw from a given Offering by terminating his payroll deductions and by delivering to the Company a notice of withdrawal from the Offering. Such withdrawal may be elected at any time prior to the end of the applicable Purchase Period. Upon any withdrawal from an Offering by the employee, the Company will distribute to the employee his accumulated payroll deductions (reduced for prior purchases) without interest, and such employee's interest in the Offering will be automatically terminated. The employee is not entitled to participate again in that Offering. An employee's withdrawal from an Offering will not have any effect upon that employee's eligibility to participate in subsequent Offerings under the ESP Plan, but such employee is required to submit a new participation agreement.

         Termination of Employment. Rights granted pursuant to any Offering under the ESP Plan shall terminate immediately upon cessation of an employee's employment for any reason, and the Company shall distribute to such employee all of his or her accumulated payroll deductions (reduced for prior purchases), without interest.

         Nontransferability. Rights granted under the ESP Plan are not transferable and can only be exercised by the person to whom such rights are granted.

Federal Income Tax Consequences

         In fiscal 1996, exercises of employee stock options resulted in over $32.7 million of cash savings as a result of tax deductions for the Company and in $19.7 million of cash to the Company from stock option exercises, for total cash generated of over $52.4 million, a significant contribution to the strength of the Company's balance sheet and a material reduction to any dilutive effect of such programs. Approximately $27.4 million of the proceeds have been used to repurchase 827,000 shares on the open market, reducing the dilutive effect of the option program. The Company plans to continue repurchasing its common stock.

         Under existing law and regulations, the grant of non-qualified stock options will not result in income taxable to the employee or provide a deduction to the Company. However, the exercise of a non-qualified stock option results in taxable income to the holder, and the Company is entitled to a corresponding deduction. At the time of the exercise of a non-qualified stock option, the amount so taxable and so deductible will be the difference between the fair market value of the shares purchased and the exercise price.

         No income is recognized by an optionee when an incentive stock option is granted or exercised. If the holder holds the shares received on exercise of an incentive stock option for at least two years from the date of grant and one year from date of receipt of the optioned stock, any gain realized by the holder on the disposition of the stock will be accorded long-term capital gain treatment, and no deduction will be allowed to the Company. If the holding period requirements are not satisfied, the employee will recognize ordinary income at the time of disposition equal to the lessor of (i) the gain realized on the disposition, or (ii) the difference between the option price and the fair market value of the shares on the date of exercise. Any additional gain on the disposition not reflected above will be long-term or short-term capital gain, depending upon the length of time the shares are held. The Company will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the employee.

         The foregoing discussion is not a complete description of the federal income tax aspects of Options under the Plan. In addition, administrative and judicial interpretations of the application of the federal income tax laws are subject to change. Furthermore, no information is given with respect to state or local taxes that may be applicable to any Options. Participants in the Plan who are residents of or are employed in a country other than the United States may be subject to taxation in accordance with the tax laws of that particular country in addition to or in lieu of United States federal income taxes.

         ESP Plan. Participation in the ESP Plan is intended to qualify for the favorable federal income tax treatment accorded employee stock purchase plans under Section 423 of the Code. Under these provisions, a participant will be taxed on amounts withheld for the purchase of shares as if such amounts were actually received. Other than this, no income will be taxable to a participant until disposition of shares acquired, and the method of taxation will depend upon the holding period of the purchased shares.

         If the shares are sold or disposed of at least two years after the beginning of the offering period and at least one year after the purchased shares are transferred to the participant, then the lesser of (i) the excess of the fair market value of the shares at the time of such disposition over the exercise price or (ii) the excess of the fair market value of the shares as of the beginning of the offering period over the exercise price (determined as of the beginning of the offering period) will be treated as ordinary income. Any further gain or any loss will be taxed as a long-term capital gain or loss. Capital gains currently are generally subject to lower tax rates than ordinary income. The maximum capital gains rate for federal income tax purposes is 28% while the maximum ordinary rate is effectively 39.6% at the present time.

         If the shares are sold or disposed of before the expiration of either or both of the holding periods described above, then the excess of the fair market value of the shares on the exercise date over the exercise price will be treated as ordinary income at the time of such disposition, and the Company in the future may be required to withhold income taxes relating to such ordinary income from other payments made to the participant. The balance of any gain will be treated as capital gain. Even if the shares are disposed of for less than their fair market value measured as of the exercise date, the same amount of ordinary income is attributable to a participant, and a capital loss is recognized equal to the difference between the sales price and the fair market value of the shares on such exercise date. Any such capital gain or loss will be long or short-term depending on whether the shares have been held for more than one year from the date they are transferred to the participant.

         There are no federal income tax consequences to the Company by reason of the grant or exercise of rights under the ESP Plan. The Company is entitled to a deduction to the extent amounts are taxed as ordinary income to a participant (subject to the requirement of reasonableness, the provisions of Section 162(m) of the code and the satisfaction of a tax reporting obligation).

                                   PROPOSAL 3
                      APPROVAL OF 1988 NONEMPLOYEE DIRECTOR
                          STOCK OPTION PLAN, AS AMENDED


         In August 1996, the Board of Directors adopted, subject to stockholder approval, an amendment to the Company's 1988 Nonemployee Director Stock Option Plan (the "Director Plan") to increase the number of shares of the Company's Common Stock on which options may be granted under the Director Plan by 15,000 shares.

         The Board of Directors is hereby submitting for stockholder ratification and approval the Director Plan, including the amendment to the Director Plan herein described.

         The Board of Directors believes that the success of the Company is affected by the ability of the Company to attract and retain as members of its Board of Directors knowledgeable persons of broad business or professional experience who have no employment relationship with the Company. The Board adopted and now amended the Plan to enhance the Company's ability to attract and retain qualified nonemployee directors by providing eligible directors with a proprietary interest in the Company through the grant of stock options.

         In order to be adopted, this proposal requires the affirmative vote of a majority of the shares represented in person or by proxy and voting at the Annual Meeting. The Board of Directors recommends a vote FOR this proposal.

Background

         In August 1988, the Board of Directors adopted, subject to stockholder approval, the 1988 Nonemployee Director Stock Option Plan which authorized the sale of up to 200,000 shares of the Company's Common Stock. In October 1988, the stockholders approved the Plan. In August 1990, the Board of Directors adopted, subject to stockholder approval, certain amendments to the Plan, including an amendment which authorized the sale of up to 345,000 shares of the Company's Common Stock. In October 1990, the stockholders approved the Plan as amended. In May and August 1991, the Board of Directors adopted, subject to stockholder approval, certain additional amendments to the Plan, including an amendment which authorized the sale of up to 625,000 shares of the Company's Common Stock. In November 1991, the stockholders approved the Plan as amended. In August 1996, The board of Directors adopted, subject to stockholder approval, certain additional amendments to the Plan which are described herein, including an amendment which authorized the sale of up to 640,000 shares of the Company's Common Stock. This amendment is now being submitted for stockholder approval.

Purpose

         The purpose of the Director Plan is to provide a means by which each director of the Company who is not an employee of the Company be given an opportunity to purchase stock of the Company. The Company, by means of the Director Plan, seeks to retain the services of persons now serving as nonemployee directors of the Company, to secure and retain the services of persons capable of serving in such capacity, and to provide incentives for such persons to exert maximum efforts for the success of the Company.

Administration

   The Director Plan is administered by the Company's Board of Directors.
The Board is authorized to delegate administration of the Director Plan to a committee composed of not fewer than three members of the Board. If administration is delegated to a Committee, the Committee shall have the powers theretofore possessed by the Board, subject to such resolutions not inconsistent with the provisions of the Director Plan as may be adopted from time to time by the Board. The Board may abolish the Committee at any time and may revest in the Board the administration of the Director Plan.

Stock Subject to the Director Plan

   The Board has amended the Director Plan to increase the number of shares of the Company's Common Stock that may be sold pursuant to options granted under the Director Plan by 140,000 shares. During the last three fiscal years, options covering 165,000 shares have been granted to three directors of which 145,000 remain outstanding. As of this date, adding 15,000 shares to the Director Plan as proposed would make 30,000 shares available for grant (not including shares that might lapse from outstanding grants.)

   If any change is made in the stock subject to the Director Plan, the Director plan and outstanding options will be appropriately adjusted. If any option granted under the Director Plan shall for any reason expire or otherwise terminate without having been exercised in full, the stock not purchased under such option shall again become available for the Director Plan.

Eligibility

   Options under the Director Plan may be granted only to directors of the Company who are not employees of the Company. Mr. Gifford is not eligible under the Director Plan because he is an employee of the Company.

Automatic Grants

   The Director Plan provides for the nondiscretionary grant of options to purchase shares of Common Stock of the Company to nonemployee directors. The grants are nondiscretionary in order to preserve the independence of the directors with regard to their actions on other option grants under the employee plans.

   The Director Plan provided that each person who is elected for the first time to be a nonemployee director shall, upon the date of his initial election to be a nonemployee director by the Board or the stockholders, be granted an option to purchase 40,000 shares of the Company's Common Stock which was amended to an initial grant of 30,000 shares, effective February 29, 1996. The Director Plan provides that these initial option grants vest in quarterly installments over three years.

   The Director Plan also provided for annual option grants of 15,000 shares to each nonemployee director which was amended to annual option grants of 10,000 shares to each nonemployee director, effective February 29, 1996. However, all of these additional annual option grants will only start to vest after all previously granted options under the Director Plan have vested. Once vesting commences, these additional annual grants will vest in quarterly installments over a one-year period.

         Terms of Options. Options under the Director Plan have a five-year term; however, each option may terminate prior to the expiration date if the optionee's service as a nonemployee director of the Company terminates. In such instance, the option shall terminate with regard to unvested shares on the date of termination as a nonemployee director and with regard to unexercised vested shares seven months after the date of termination (12 months in the event of death). The term of an option may be extended if exercise within the periods is prohibited for specified reasons.

         The exercise price of each option under the Director Plan must be equal to the fair market value of the stock subject to the option on the date of grant. Fair market value is determined by referring to the last sale price of the Company's Common Stock for the preceding trading day as reported in The Wall Street Journal on the date of grant.

         An option under the Director Plan is not transferable except by will or by the laws of descent and distribution, and may be exercised during the lifetime of the person to whom the option is granted only by such person or by his guardian or legal representative.

Duration, Amendment and Termination

         The Board may suspend or terminate the Director Plan at any time. Unless sooner terminated, the Director Plan will terminate on August 23, 1988.

         The board may amend the Director Plan at any time and from time to time. However, any amendment must be approved by the vote of the stockholders of the Company within twelve months before or after the adoption of the amendment, where the amendment would (i) materially increase the number of shares which may be issued under the Director Plan, or (ii) materially modify the requirements as to eligibility for the participation in the Director Plan, or (iii) materially increase the benefits accruing to the participants in the Director Plan.

         Rights and obligations under any option granted before amendment of the Director Plan may not be altered or impaired by any amendment of the Director Plan, except with the consent of the person to whom the option was granted.

Effect of Certain Corporate Events

         In the event of a dissolution, liquidation or specified type of merger or corporate reorganization of the Company, outstanding options under the Director Plan become exercisable in full for a period of at least 10 days prior to such event. Outstanding options which have not been exercised prior to such event shall terminate on the date of such event unless assumed by a successor corporation.

Federal Income Tax Consequences of Options Under the Director Plan

         Options granted under the Director Plan will be non-qualified stock options. For a discussion of the federal income tax consequences of non-qualified stock options, see Proposal 2.

                                   PROPOSAL 4
                RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

         The Board of Directors has selected Ernst & Young LLP as the Company's independent auditors for the year ending June 30, 1997, and has further directed that management submit the selection of independent auditors for ratification by the stockholders at the Annual Meeting. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

         Stockholder ratification of the selection of Ernst & Young LLP as the Company's independent auditors is not required by the Company's By-laws or otherwise. However, the Board is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. In the event the stockholders fail to ratify the selection, the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Board in its discretion may direct the appointment of different independent auditors at any time during the year if the Board feels that such a change would be in the best interests of the Company and its stockholders.

         In order to be adopted, this proposal requires the affirmative vote of a majority of the shares represented in person or by proxy and voting at the Annual Meeting. The Board of Directors recommends a vote FOR this proposal.

                                  OTHER MATTERS

         The Board of Directors does not know of other matters which may come before the meeting. However, if any other matters are properly presented to the meeting, it is the intention of the persons named in the accompanying proxy to vote, or otherwise to act, in accordance with their judgment on such matters.

                   STOCKHOLDER PROPOSALS - 1997 ANNUAL MEETING

         Proposals of stockholders which are intended to be presented at the Company's 1997 Annual Meeting of Stockholders must be received by the Company no later than May 27, 1997 in order to be included in the proxy statement and proxy relating to that meeting.

                                            John F. Gifford
                                            President, Chief Executive Officer
                                            and Chairman of the Board

September 26, 1996

         THE BOARD OF DIRECTORS HOPES THAT STOCKHOLDERS WILL ATTEND THIS MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, YOU ARE URGED TO COMPLETE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE. STOCKHOLDERS WHO ATTEND THE MEETING MAY VOTE THEIR SHARES PERSONALLY EVEN THOUGH THEY HAVE SENT IN THEIR PROXIES.

                         MAXIM INTEGRATED PRODUCTS, INC.

                    PROXY SOLICITED BY THE BOARD OF DIRECTORS

             FOR ANNUAL MEETING OF STOCKHOLDERS - NOVEMBER 14, 1996

         The undersigned hereby appoints John F. Gifford and Michael J. Byrd, and each of them, as proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of Maxim Integrated Products, Inc. which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of Maxim Integrated Products, Inc. to be held on November 14, 1996 at 11:00 a.m., local time, and at any adjournment or postponement thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following materials and in accordance with the following instructions, with discretionary authority as described in the proxy statement as to any and all other matters that may properly come before the meeting or any adjournment or postponement thereof.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE NOMINEES FOR DIRECTOR AND FOR PROPOSALS 2, 3 AND 4.

         THIS PROXY WILL BE VOTED AS SPECIFIED OR, IF NO CHOICE IS SPECIFIED, WILL BE VOTED FOR THE NOMINEES FOR DIRECTOR AND FOR PROPOSALS 2, 3 AND 4.

                   CONTINUED AND TO BE SIGNED ON REVERSE SIDE

         Please mark votes as in this example

ALL MATTERS ARE PROPOSED BY MAXIM INTEGRATED PRODUCTS, INC. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE NOMINEES AND FOR PROPOSALS 2, 3 AND 4.

1.    Election of Directors

      Nominees:   J.R. Bergman    J.F. Gifford    R.F. Graham     A.R. Wazzan

      FOR                         WITHHELD

      ----------------------------------------
      For all nominees except as noted above

2. Approval of the 1996 Stock Incentive Plan and amendment to the 1987 Employee Stock Participation Plan.

      FOR                         AGAINST                    ABSTAIN

3.    Approval of the 1988 Nonemployee Director Stock Option Plan, as amended.

      FOR                         AGAINST                    ABSTAIN

4.    Approval of Independent Auditors for fiscal 1997.

      FOR                         AGAINST                    ABSTAIN

MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT

NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Signature:                                  Date:
          --------------------------              -----------------

Signature:                                  Date:
          --------------------------              -----------------